EXHIBIT 2.4







                              SUBCONTRACT AGREEMENT







                            CBC: Cyberbred Co., Ltd.

                      FCE: Fan Club Entertainment Co., Ltd.
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Subcontract Agreement

This agreement (hereinafter referred to as the "Agreement") is made by and between Cyberbred Co., Ltd. (hereinafter referred to as "CBC") and Fan Club Entertainment Co. Ltd. (hereinafter referred to as "FCE") concerning CBC's subcontracting to FCE the operation defined in Article 4 of this Agreement (hereinafter referred to as the "Operation") in the business defined in Article 3 of this Agreement that CBC plans and operates (hereinafter referred to as the "Business").


Article 1      (Purpose)

CBC exclusively subcontracts to FCE the Operation (defined in Article 4 of this Agreement) of the Business (defined in Article 3 of this Agreement) that CBC plans and operates, and FCE undertakes the Operation.


Article 2      (Definitions of Terms)

The terms defined in this Agreement shall be as follows:

(1)   The Business means the business stated in the "Scope of the Business" in article 3 of this Agreement.

(2) The Operation means the operation stated in the "Scope of the Operation" stated in Article 4 of this Agreement.


Article 3      (Scope of the Business)

The scope of the Business is as follows:

(1) Entire operations of "MARVEL Fan Club," including announcements, development, operation, and control, in accordance with the License Agreement concluded in June 2003 by and between CBC, MARVEL Enterprise, Inc., and MARVEL Characters, Inc.

(2)   Main lines of business:

      (1) Publication of the MARVEL Fan Club magazine and an e-mail magazine

      (2)  Advertisement and promotion of news on MARVEL Fan Club activities

      (3) Planning and operation of a fan club website, and production and marketing of catalogs and goods of MARVEL Fan Club approved by the licensor

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Article 4      (Content of the Operation)

FCE shall perform the following operations subcontracted by CBC under this Agreement. In the event that FCE thinks it necessary to consult with CBC for activities beyond the scope of the subcontract under this Agreement, CBC and FCE shall consult with each other to define the activities.

(1) Planning, production, and circulation of the MARVEL Fan Club magazine called "MARVEL Fan" (tentative)

(2)   General work that accompanies (1)

(3) Announcement of "MARVEL Fan" on the MARVEL Fan Club website and operation of the website

(4)   General work that accompanies (3)

(5) Planning and production of a web-magazine titled "MARVEL Fan" (tentative) on the MARVEL Fan Club website

(6)   General work that accompanies (5)

(7) Providing privileges for readers of "MARVEL Fan" (tentative), distributing gifts, and planning events

(8)   General work that accompanies (7)

(9)   Planning goods for readers of "MARVEL Fan" (tentative)

(10)  General work that accompanies (9)


Article 5      (Support)

CBC agrees to support FCE with its utmost efforts by providing FCE with documents and materials, introducing FCE to MARVEL group corporations, trading partners, and joint business operators, and making visits together with FCE for marketing. CBC also exchanges information with FCE, from time to time, on the progress of the fan club operation.


Article 6      (Assignment)

FCE shall assign necessary personnel to companies under CBC in order to carry out the Business smoothly.

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Article 7      (Individual Agreements)

(1) An individual agreement can be concluded by and between CBC and FCE through their consultation when an issue that is out of the scope of the operation defined in Article 4 of this Agreement occurs.

(2) An individual agreement shall cover the definition of divided duties, holders of rights, distribution of results, payment, and other terms and conditions.


Article 8      (Contract Fee and Refund)

FCE agrees to pay CBC \100,000,000 (not including consumption tax) for contract money when this Agreement is agreed and signed. Unless CBC has committed a marked breach of contract, FCE may demand no refund of the contract money from CBC.

Payment:

Recipient: Cyberbred Co., Ltd.


Article 9      (Disclosure of Information)

CBC and FCE shall disclose information and contents with each other when necessary. CBC and FCE shall respectively assign a person who is in charge of contacting the other counterpart to exchange information.


Article 10     (Use of the Company Name)

CBC and FCE shall consult with each other beforehand on articles and announcements of the Operation to be put in newspapers and magazines.


Article 11     (Scope of Responsibility)

The amount of FCE's liability under this Agreement shall not exceed the amount of contract money stated in Article 8 of this Agreement regardless of the cause of the compensation. However, CBC and FCE shall consult with each other for the settlement of compensation for damage that CBC suffered due to FCE's willful act, regarding Article 12 of this Agreement.


Article 12     (Copyright and Right of Portrait)

FCE shall appropriately verify that figures and plates, data, and sentences, and the like contain no illegal work when FCE uses production and portraits, including documents, opinions, reports, and website contents, which FCE has produced in the course of this subcontract.


Article 13     (Ownership of Rights)

In principle, CBC shall own the copyright of the production, data, and reader information produced in the Operation.

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Article 14     (Production of Replicas)

FCE may not process, divert, or market the products produced in the Operation.


Article 15     (Confidentiality)

When technical or operating information is indicated as confidential by the disclosing or providing party (hereinafter referred to as "Confidential Information"), the disclosed-to or provided-to party shall handle the information as Confidential information under this Agreement. However, Confidential Information does not include the following information:

(1) Information owned by a disclosing or providing party without assuming a confidentiality obligation at the time of disclosure

(2) Information that a disclosing or providing party acquired lawfully from a third party who assumes no confidentiality obligation

(3) Information known to the public without the involvement of a disclosing or providing party


Article 16     (Confidentiality Obligation)

(1) CBC and FCE shall not disclose Confidential Information, obtained in the fulfillment of this Agreement, to a third party.

(2) This provision shall be effective for the one year even after this Agreement expires.


Article 17     (Term of Validity)

This Agreement shall be valid until May 31, 2008 from the date when this Agreement is concluded. CBC and FCE shall consult with each other on whether to extend this Agreement thereafter.

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Article 18     (Cancellation of the Agreement)

CBC and FCE may cancel this Agreement when any of the following circumstances apply to the other party:

(1) Case in which the other party made marked failure in fulfilling an obligation under this Agreement

(2) Case in which the other party is subject to suspension of payment, or is filed for seizure, auction, or corporate reorganization proceedings, special liquidation, or the like by a third party.

(3) Case in which CBC or FCE has committed a serious act that could discredit the other party


Article 19     (Alteration in the Agreement)

CBC and FCE may alter the content of this Agreement only when CBC and FCE agree to such an alteration in writing with signature and seal impression.


Article 20     (No transfer)

CBC and FCE shall not transfer the rights under this Agreement to a third party.


Article 21     (Consultation)

Any matter not defined in this Agreement shall be settled in a gentlemanlike manner by CBC and FCE through mutual consultation without delay.


Article 22     (Jurisdiction)

The Tokyo District Court shall be the exclusive court of first instance concerning lawsuits under this Agreement.

July 28, 2003


CBC:       Kazunori Itoh, Representative Director
           Cyberbred Co., Ltd.

FCE:       Kohichi Tamura, Director
           Fan Club Entertainment Co., Ltd.

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